For further information, contact: Paul A. Bragg - Chairman and Chief Executive Officer

(281) 404-4700

Vantage Drilling Company Announces Contract Award

HOUSTON, TX -- (Marketwire) - 12/14/2010 -- Vantage Drilling Company ("Vantage") (NYSE AMEX: VTG.U) (NYSE AMEX: VTG) (NYSE AMEX: VTG.WS) announced today a contract award for a drilling program in Southeast Asia consisting of two wells plus an option well. The anticipated duration of the first two wells is fourteen months. The contract is anticipated to commence in the third quarter 2011 utilizing the Topaz Driller, or alternatively the Emerald Driller or Aquamarine Driller. The actual rig assignment will be based on the best suited availability to maintain continuous work throughout the fleet. The rig will receive project specific upgrades before transit to the initial well location. Estimated revenues to be generated over the initial term of the contract are approximately $77.9 million, including customer reimbursement of upgrade costs.

Paul Bragg, President and Chief Executive Officer, commented, "The Vantage team is well-positioned to carry out challenging high-pressure/high-temperature well projects, such as this project for Total E&P Malaysia and Petronas, with our fleet of modern, high-specification rigs."

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and one ultra-deepwater drillship, the Platinum Explorer. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of eight owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.